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                                  EXHIBIT 4.3







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                             STOCK OPTION AGREEMENT
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                 FOR NON-INCENTIVE STOCK OPTIONS PURSUANT TO THE

                                  PINNACLE BANK
                      1996 STOCK OPTION AND INCENTIVE PLAN

         STOCK OPTION for a total of _____ shares of Common Stock, par value $.01 per share (the "Common Stock"), of Pinnacle Bancshares, Inc. (the "Company") is hereby granted to ________________________ (the "Optionee") at the price set forth herein, and in all respects subject to the terms, definitions and provisions of the Pinnacle Bank 1996 Stock Option and Incentive Plan (the "Plan") adopted by the Company which is incorporated by reference herein, receipt of which is hereby acknowledged. Such Stock Options do not comply with Options granted under Section 422 of the Internal Revenue Code of 1986, as amended.

         1. Option Price.  The option price is $ _____ for each share.

         2. Exercises of Option. This Option shall be exercisable in accordance with provisions of the Plan as follows:

            (i) Schedule of rights to exercise.

              Years of Service                           Shares Subject to Option Which May
       After Date of Grant of Option                              Be Exercised
     ---------------------------------                   ----------------------------------
     Upon Grant                                                 _______________

     1 year but less than 2 years                               _______________

     2 years but less than 3 years                              _______________

     3 years but less than 4 years                              _______________

     4 years but less than 5 years                              _______________

     Over 5 years                                               _______________

            (ii) Method of Exercise. This Option shall be exercisable by a written notice which shall:

     (a) State the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);


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     (b) Contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

     (c) Be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

     (d) Be in writing and delivered in person or by certified mail to the Treasurer of the Company.

     Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock, or such a combination of cash and Common Stock as the Optionee elects. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

     (iii) Restrictions on exercise: Securities Registration. The Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to his exercise of this Option, the Company may require the Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation, including such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of federal or state securities laws.

     3. Withholding. The Optionee hereby agrees that the exercise of the Option or any installment thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state or local law on account of such exercise.

     4. Non-transferability of Option. This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by him. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.





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     5. Term of Option. This Option may not be exercisable for more than
__________ years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.


                                      PINNACLE BANCSHARES, INC.

                                      By: _____________________________________



                                      Attest: _________________________________
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Date of Grant


(Seal)












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